Exhibit 10.5

Tesco Corporation (US)
Sam Houston Technology Center Building, North Houston, Texas
Suite 100 - 26,549 rsf

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made and entered into effective as of this 19 day of SEPTEMBER, 2013 (the "Effective Date") by and between TIC Properties Management, LLC, a Virginia limited liability company, on behalf of and as agent for the tenant in common owners of the Building, successor in interest to NK IV Tech Ltd. ("Landlord") and Tesco Corporation (US), a Delaware corporation ("Tenant").

RECITALS

A.    Landlord and Tenant are parties to that certain Lease dated as of July 6, 2006 (the "Lease") pursuant to which Tenant is currently leasing from Landlord space known as Suite 100 containing approximately 26,549 rentable square feet and being more particularly described in the Lease (the "Premises"), in the building known as Sam Houston Technology Center Building located at 3393 West Sam Houston Parkway, North Houston, Texas 77043 (the "Building").

B.    The Term of the Lease currently expires on April 10, 2014.

C.    Tenant and Landlord desire to extend the Term of the Lease and amend other provisions of the Lease pursuant to the terms and conditions set forth in this Amendment.

TERMS OF AMENDMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Recitals. The above recitals are true and incorporated herein by reference.

2.
Term. The Term of the Lease is hereby extended for a period of twelve (12) months commencing April 11, 2014 and expiring April 10, 2015 (the "Extension Term"). All references in the Lease to the "Term" shall include the Extension Term, which Extension Term is part of the Term.

3.
Base Rent and Other Rental with respect to the Premises. During the Extension Term, Tenant shall pay to Landlord Base Rent (this does not include Operating Expenses, Operating Expenses reimbursements, Estimated Operating Expense Increase, Actual Operating Expense Increase and other rental) for the Premises as follows:

Time Period	Annual Base Rent Rate Per Rentable Square Foot for the Premises	Monthly Installments of Base Rent	Total Base Rent for Time Period
April ll,2014-April l0,2015 (12 months)	$21.00	$46,460.75	$557,529.00

For the one month period April 1, 2014 through April 30, 2014, Tenant acknowledges and agrees that the Base Rent for such month shall be $44,248.50 calculated as follows: The sum of (1) the product of I 0 (being the number of days from April 1, 2014- April 10, 2014) times $1,327.47 (being the daily Base Rent Rate at $18.00 per square foot per annum)+ (2) the product of 20 (being the number of days from April 11, 2014 April 30, 2014) days times $1,548.69 (being the daily Base Rent Rate at $21.00 per square foot per annum).

In addition to Base Rent, Tenant shall pay all other monetary obligations under the Lease during the Extension Term, and Tenant acknowledges and agrees that during the Extension Term, the Base Year for Operating Expenses shall continue to be calendar year 2006.

4.    Condition of Premises. Tenant has inspected the Premises and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

5.    Renewal Options. Tenant and Landlord acknowledge and agree that the Tenant's right to renew the Lease in accordance with Section 17.26 of the Lease remains in full force and effect; provided, however, in line 5 of Section 17.26 the words and numbers "no earlier than twelve (12) months nor later than nine (9) months" are hereby deleted and the words and number "no later than twelve (12) months" is hereby substituted in lieu thereof, such that if Tenant desires to exercise its option to renew the Lease in accordance with Section 17.26, Tenant must exercise such option by giving such exercise notice to Landlord no later than twelve (12) months prior to the expiration of the Extension Term (i.e. no later than April 10, 2014).

6.    Non-Exercise of Early Termination Right. Tenant acknowledges and agrees that the Tenant did not exercise its early termination right set forth in Section 17.28 of the Lease and accordingly Section 17.28 of the Lease is no longer of any force and effect.

7.    Brokers. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than TIC Properties Management, LLC ("Landlord's Broker") and Avison Young ("Tenant's Broker") whose commissions shall be paid by Landlord pursuant to a separate written agreement(s) by or among Landlord, Landlord's Broker and Tenant's Broker. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through or under the indemnifying party.

8.	Notice Address for Landlord. All legal notices (but not payments) to Landlord unless otherwise specified shall be sent to the following address:

TIC Properties Management, LLC
101 N. Main Street, 12th Floor Greenville, South Carolina 29601
Attn: Barry L. Gruebbel, President with a copy to:
TIC Properties Management, LLC
101 N. Main Street, 12th Floor Greenville, South Carolina 29601
Attn: Shonna Felkel, General Counsel
All payments due Landlord under the Lease, as modified by this Amendment, shall be paid to Landlord at the rent payment address most recently provided by Landlord to Tenant, or such other rent payment address as Landlord shall from time to time designate in writing.

9.    Representations and Warranties. Tenant hereby represents, warrants and agrees that: (1) to the best of its knowledge, there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition that, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid and binding agreement of Tenant; and (3) Tenant has no current offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord's employees or agents, including, without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.

10.	Miscellaneous.

A.    This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work in the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. This Amendment shall not be relied upon by any other party, individual, corporation, partnership or entity as a basis for reducing its lease obligations with Landlord or for any purpose. Tenant agrees that it shall not disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without the express written consent of Landlord. The terms and conditions of the Lease and this Amendment shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, executors, administrators and their permitted successors, transferees and assigns. In the event it becomes necessary for either party to file a suit to enforce this Amendment or any provisions contained therein, the party prevailing in such action shall recover, in addition to all other remedies or damages hereunder, reasonable attorneys' fees and court costs incurred by such prevailing party in such suit.

B.    Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.    In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.    Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.    The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Agreement.

F.    Each signatory to this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

G.    This Amendment shall be governed by the laws of the State in which the Premises are located.

H.    This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

(SIGNATURES BEGIN ON NEXT PAGE)

Landlord and Tenant have executed this First Amendment to Lease or have caused their duly authorized representatives to execute same in three (3) original counterparts, effective as of the last date indicated
below, which later date shall be inserted on page 1 of this Amendment as the Effective Date.

TENANT:

Tesco Corporation (US), a Delaware corporation

By:         /s/ Robert Kayl
Name:        ROBERT KAYL
Title:        SR Vice President & CFO

Date executed:    8/20/2013

LANDLORD:

TIC Properties Management, LLC, a Virginia limited liability company, on behalf of and as agent for the tenant in common
owners of the Building

By:         /s/ Barry L. Gruebbel
Name:         Barry L. Gruebbel, CPM
Title:         President

Date executed:    9/19/2013